Exhibit 99.1

Solera Holdings, Inc. Successfully Completes Acquisition of AUTOonline GmbH Informationssyteme

SAN DIEGO, Oct. 1 /PRNewswire-FirstCall/ — Solera Holdings, Inc. (NYSE: SLH), the leading global provider of software and services to the automobile insurance claims processing industry, today announced that it has completed the acquisition of 85% of the share capital of AUTOonline GmbH Informationssyteme, a leading European eSalvage vehicle exchange platform from DEKRA Automobil GmbH and other sellers. As previously disclosed, in future periods beginning after December 31, 2009, Solera has the right to purchase and the remaining sellers have the right to sell the remaining 15% stake in AUTOonline at a purchase price of ten times AUTOonline’s consolidated EBITDA (as defined in the definitive agreement) for the most recently completed fiscal year.

Using its online platform, AUTOonline brings together buyers and sellers of salvage and fleet remarketing vehicles. AUTOonline has established operations in Germany, Poland and Turkey and has expanded into a number of additional European markets, including France, Spain and Greece, as well as Mexico. Leading insurance companies currently list over 3,700 salvage vehicles per-day on AUTOonline’s platform. Over 4,100 buyers, such as vehicle rebuilders, dismantlers and dealers competitively bid on these vehicles. In addition to salvage vehicle exchange, AUTOonline also provides value verification and fleet remarketing services.

About Solera

Solera is the leading global provider of software and services to the automobile insurance claims processing industry. Solera is active in over 50 countries across six continents. The Solera companies include Audatex in the United States, Canada, and in more than 45 additional countries, Informex in Belgium, Sidexa in France, ABZ in The Netherlands, HPI in the United Kingdom, Hollander serving the North American recycling market, and IMS providing medical review services. For more information, please refer to the company’s website at http://www.solerainc.com.

SOURCE Solera Holdings, Inc.

Investors, Kamal Hamid of Solera Holdings, Inc.

+1-858-946-1676

kamal.hamid@audatex.com